Exhibit 10.1
PURCHASE AND ASSUMPTION AGREEMENT
by and between
The Croghan Colonial Bank,
as Buyer,
and
The Home Savings and Loan Company of Youngstown, Ohio,

as Seller
Dated August 31, 2011

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List of Schedules to the Agreement and Exhibits
Schedules to the Agreement

Schedule 1(a)(1)	Premises
Schedule 1(a)(4)	Prepaid Expenses
Schedule 1(a)(5)	Assigned Loans
Schedule 1(a)(6)	Assigned Contracts
Schedule 1(a)(7)	Safe Deposit Agreements
Schedule 2(a)(1)	Deposit Liabilities
Schedule 2(a)(5)	Accrued Liabilities
Schedule 14(m)	Branch Employees
Schedule 14(n)	Transitional Matters
Schedule X-1	List of ATMs
Schedule X-2	Branches
Schedule X-3	Knowledge Groups (Seller and Buyer)
Schedule X-4	Permitted Liens
Exhibits

A	Bill of Sale
B	Assignment and Assumption Agreement
C	Draft Closing Statement (form)
D	Notice of Transfer of Loan
E	Endorsement Form
F	Assignment of Liens and Documents
G	UCC-3 Assignments of Financing Statements
H	Form of Limited Power of Attorney

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PURCHASE AND ASSUMPTION AGREEMENT
THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of August 31, 2011, by and between THE CROGHAN COLONIAL BANK, an Ohio chartered bank having its executive offices at 323 Croghan Street, Fremont, Ohio 43420 (the “Buyer”), and THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO, an Ohio chartered stock savings bank having its executive offices at 275 West Federal Street, Youngstown, Ohio 44503 (the “Seller”).
RECITALS
A. Subject to the terms and conditions of this Agreement, Seller is willing to sell, and Buyer is willing to purchase, certain assets of Seller as specified in this Agreement; and
B. Buyer is willing to assume and discharge certain of the deposit liabilities of Seller and certain other obligations and liabilities of Seller on the terms and subject to the conditions of this Agreement.
AGREEMENTS
In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Purchase and Sale of Assets.
(a) Purchased Assets. Subject to the terms and conditions of this Agreement, including the assumption by Buyer of the Liabilities, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall buy, accept and receive from Seller, all of Seller’s right, title and interest, free and clear of all Liens (other than Permitted Liens), as of the close of business on the Closing Date (the “Effective Time”), in and to the following assets:
(1) The real estate owned in fee simple by the Seller and the buildings or other improvements thereon that are used in the operation of Seller’s business at the Branches and described in Schedule 1(a)(1) (the “Premises”);
(2) All of the tangible personal property of Seller located in or affixed to the Premises, including, but not limited to, the furniture, fixtures, equipment, on-premises ATMs, security systems, safe deposit boxes (including keys, but exclusive of contents), vaults, telephone numbers, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller), and supplies (excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Effective Time) (collectively, the “Personal Property”);
(3) All vault and teller cash, petty cash, on-premises ATM cash, coin on hand, any other cash and all cash equivalents at the Branches (collectively, the “Cash on Hand”);

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(4) Those prepaid expenses set forth on Schedule 1(a)(4) that would otherwise appear as an asset in respect of the Branches on the financial statements of Seller prepared in accordance with GAAP (the “Prepaid Expenses”);
(5) The Assigned Loans, including Accrued Interest, Escrow Account Balances, the collateral for the Assigned Loans, the Loan Files and Loan Documents, and all servicing rights related to such Assigned Loans pursuant to Section 13(b);
(6) Those Personal Property leases, licenses, contracts and other agreements identified on Schedule 1(a)(6) that relate to the Branches (“Assigned Contracts”);
(7) The Safe Deposit Agreements;
(8) The Records; and
(9) The rights of action and claims related to the Assets, except to the extent exclusively relating to Excluded Liabilities.
The foregoing assets identified in (1) through (9) are herein referred to collectively as the “Assets.”
(b) Excluded Assets. Seller shall not be deemed by this Agreement to have granted, sold, assigned, transferred or encumbered, and Buyer shall not be deemed by this Agreement to have purchased, acquired or received, any assets of Seller other than the Assets. Without limiting the generality of the foregoing, the following are expressly excluded from the Assets:
(1) Seller’s trademarks, tradenames, medallion program stamps, signs (excluding signage structures), logos and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising materials, in-branch marketing fixtures and similar property;
(2) Any security hardware and systems, telephone systems, including telephones and handsets, computers, including servers and workstations, switches and other data communication hardware, scanners, data lines and similar property, together with any software installed on or accessed through any of such systems, computers or hardware; provided, however, that Seller shall be responsible for any costs associated with damage to any Asset purchased by Buyer as a result of Seller’s retention of the excluded assets in this Subsection (b)(2).
(3) The right of Seller or its affiliates to receive income relating to annuities or other investment products sold by Seller to customers of the Branches;
(4) Assets relating to trust accounts (other than accounts relating to IRAs) administered at the Branches; and
(5) Seller’s rights in and to the routing and transit numbers of the Branches.
(6) Any Assigned Loan or Additional Assigned Loan that Buyer has directed, in its sole and absolute discretion, Seller to delete from the Schedule 1(a)(5) up to five Business Days prior to Closing.

2. Assumption of Liabilities; Excluded Liabilities.
(a) Assumed Liabilities. Subject to satisfaction of the terms and conditions of this Agreement, Buyer shall pay, perform and assume the following liabilities of Seller and will perform and discharge the following duties, responsibilities and obligations of Seller that are to be paid or performed or discharged from and after the Effective Time:
(1) The Deposit Liabilities, including IRAs to the extent contemplated by Section 2(c), and the liabilities associated with the Escrow Account Balances;
(2) The Assigned Contracts (subject to Section 16);
(3) Funding commitments under the Assigned Loans, including Unfunded Advances, and the servicing of the Assigned Loans;
(4) The Safe Deposit Agreements;
(5) The accrued liabilities, if any, described in Schedule 2(a)(5) (the “Accrued Liabilities”), which under no circumstance shall include any liability or obligation for any Employee Benefit Plan of Seller or any payments under any Employee Benefit Plan of Seller; and
(6) Taxes Buyer is responsible for, which are described by Section 18, and any Taxes with respect to the Assets or the Branches for any taxable period (or portion thereof) that begins after the Effective Time.
The foregoing liabilities identified in (1) through (6) are herein referred to collectively as the “Liabilities.”
(b) Excluded Liabilities. Other than the Liabilities, which Buyer is expressly assuming pursuant to this Agreement, Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of its Affiliates, of any kind or nature, known, unknown, contingent or otherwise, including, without limitation, (i) any Tax liability of Seller or any of its Affiliates, including any Tax liability related to the ownership of the Assets, or operation of the Branches, on or prior to the Effective Time, except as explicitly provided herein; (ii) any liability of Seller or any of its Affiliates under this Agreement; and (iii) any liability relating to or arising out of any deposit excluded under the definition of Deposit Liabilities (collectively the “Excluded Liabilities”).
(c) Deposit Liabilities in IRAs. With respect to Deposit Liabilities in IRAs, Seller will use its reasonable best efforts to cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer (or to an Affiliate of Buyer) of Seller’s authority and responsibility as custodian of each such IRA, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If, notwithstanding the foregoing, as of the Effective Time, Buyer shall be unable to retain Deposit Liabilities in respect of an IRA, such Deposit Liabilities shall be deemed to be an “Excluded Liability” for purposes of this Agreement.

3. Calculation and Allocation of Purchase Price.
(a) Purchase Price. Subject to Section 3(b), the purchase price for the Assets (the “Purchase Price”) will be an amount equal to the sum of the following:
(1) $1,750,000.00 for the Premises;
(2) $22,621.57 for the Personal Property;
(3) The aggregate amount of the Cash on Hand as of the Effective Time;
(4) The aggregate amount of the Prepaid Expenses as of the Effective Time, determined in accordance with GAAP;
(5) The aggregate outstanding principal amount of the Assigned Loans (other than the Additional Assigned Loans) less a one percent (1.0%) discount, plus the aggregate amount of Accrued Interest, plus the balances of any transferred Escrow Account Balance, all as of the Effective Time;
(6) The aggregate outstanding principal amount of the Additional Assigned Loans, which shall be transferred at par, plus the aggregate amount of Accrued Interest, plus the balances of any transferred Escrow Account Balance, all as of the Effective Time;
(7) Any proration amounts attributable to Buyer as determined in accordance with Section 3(d); plus
(8) The Deposit Premium.
(b) Adjustments to Purchase Price.
(1) Solely for purposes of facilitating the calculation of the cash due Buyer or Seller, as applicable, on the Closing Date, Seller shall provide to Buyer prior to the Closing Date the Draft Closing Statement.
(2) On or before 12:00 noon Eastern Time on the 30th day following the Closing Date (the “Adjustment Date”), Seller shall deliver to Buyer the Final Closing Statement and Seller shall make available to Buyer such work papers, schedules and other supporting data used to calculate and prepare the Final Closing Statement (and as may be requested by Buyer) to enable Buyer to verify such determinations set forth in the Final Closing Statement.

(3) If, within 30 days following the date of receipt by Buyer of the Final Closing Statement, Buyer does not dispute any items contained in the Final Closing Statement or omitted therefrom, then the Final Closing Statement shall be final and binding upon the parties. In the event that Buyer disputes any items contained in the Final Closing Statement or omitted therefrom, such disputes shall be resolved in the following manner:
(A) Buyer shall notify Seller in writing (the “Notice of Disagreement”) of such dispute within 30 days after Buyer’s receipt of the Final Closing Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Disputed Items”). Any items in the Final Closing Statement that are not Disputed Items shall be final, binding and conclusive for all purposes hereunder.
(B) During the 30-day period following Seller’s receipt of a Notice of Disagreement from Buyer, Seller and Buyer shall use commercially reasonable efforts to resolve the Disputed Items. If, at the end of such 30-day period, the parties have reached written agreement with respect to all or a portion of the matters covered by a Notice of Disagreement, the Final Closing Statement shall be adjusted to reflect such mutual written agreement and shall become final, binding and conclusive upon the parties hereto with respect to all matters that are not Unresolved Changes.
(C) If, at or before the end of the 30-day period specified in Section 3(b)(3)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the “Unresolved Changes”), then Buyer and Seller shall promptly refer the Unresolved Changes to Crowe Horwath LLP, or, in the event such accounting firm refuses or is unable to make a determination, a mutually agreeable nationally recognized independent certified public accounting firm (the “Firm”) to make a determination as to the subject matter of the Unresolved Changes. If Buyer and Seller fail to agree on a Firm within 15 days after the end of the 30-day period specified in Section 3(b)(3)(B) above, the Firm shall be selected by the American Arbitration Association. The Firm shall be directed to issue its written decision regarding the Unresolved Changes as promptly as practicable and in any event within 30 days following the submission of the Unresolved Changes to the Firm for resolution, and such decision, and the Final Closing Statement as adjusted to reflect the Firm Determination, shall be final, binding and conclusive on the parties. Seller and Buyer agree to fully cooperate with and provide any information requested by such Firm. In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm (the “Firm Expenses”) shall be borne and paid equally by Buyer and Seller. As used in this subsection C, “Disputed Amount” means the difference between Buyer’s and Seller’s respective calculations of the Unresolved Changes, and “Firm Determination” means the amount with respect to the Unresolved Changes determined by the Firm in accordance with this subsection C.
(4) On or before 12:00 noon Eastern Time on the fifth Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3(b)(3) above, if the Adjusted Payment Amount is greater than the Estimated Payment Amount, then Seller shall pay to Buyer an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date up to, but excluding, the payment date, at the Federal Funds Rate, or if the Adjusted Payment Amount is less than the Estimated Payment Amount, then Buyer shall pay to Seller an amount in dollars equal to such shortfall, plus interest on such shortfall from the Closing Date up to, but excluding, the payment date, at the Federal Funds Rate.

(c) Allocation of the Purchase Price.
(1) Buyer shall prepare a proposed allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code, which proposed allocation shall be delivered to Seller for review and comment within 30 days following the final determination of the Final Closing Statement (the “Proposed Allocation Statement”). Seller shall provide to Buyer in writing within 15 days of the receipt of such Proposed Allocation Statement any objections thereto.
(2) If, within 15 days following the receipt of the Proposed Allocation Statement, Seller does not dispute any items contained in the Proposed Allocation Statement, then the Proposed Allocation Statement shall be final and binding upon the parties (the “Final Allocation Determination”). In the event that Seller disputes any items contained in the Proposed Allocation Statement, such disputes shall be resolved in the following manner:
(A) Seller shall notify Buyer in writing (the “Notice of Allocation Disagreement”) of such dispute within 15 days following Seller’s receipt of the Proposed Allocation Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Seller Disputed Items”). To the extent that Seller provides a Notice of Allocation Disagreement within such 15-day period, all items that are not Seller Disputed Items shall be final, binding and conclusive for all purposes hereunder.
(B) During the 15-day period following Buyer’s receipt of a Notice of Allocation Disagreement, Seller and Buyer shall use commercially reasonable efforts to resolve any Seller Disputed Items. If, at or before the end of such 15-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Allocation Disagreement, the Proposed Allocation Statement shall be adjusted to reflect such written agreement and shall become the Final Allocation Determination.
(C) If, at the end of the 15-day period specified in Section 3(c)(2)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Seller Disputed Items (those Seller Disputed Items that remain in dispute at the end of such period are the “Unresolved Allocation Changes”), then Buyer and Seller shall promptly refer the Unresolved Allocation Changes to Crowe Horwath LLP, or, in the event such accounting firm refuses or is unable to make a determination, a mutually agreeable Firm to make a determination as to the subject matter of the Unresolved Allocation Changes. If Buyer and Seller fail to agree on a Firm within 15 days after the end of the 15-day period specified in Section 3(c)(2)(B) above, the Firm shall be selected by the American Arbitration Association. The Firm shall issue its written decision as promptly as practicable and in any event within 15 days following the submission of the Unresolved Allocation Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties and become the Final Allocation Determination. In the event Unresolved Allocation Changes are submitted to the Firm for resolution as provided herein, the costs of engaging the Firm shall be paid by Buyer and Seller equally.

(3) Buyer and Seller and their Affiliates shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Final Allocation Determination. Seller shall use commercially reasonably efforts to deliver to Buyer all such documents and other information as Buyer may reasonably request in order to prepare the Proposed Allocation Statement contemplated by Section 3(c)(1) above and any Tax Returns for taxable periods beginning on or after the Closing Date. No party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Final Allocation Determination unless required to do so by applicable Legal Requirement.
(d) Proration; Other Effective Time Adjustments.
(1) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that the Branches will be operated by Seller for Seller’s account until the Effective Time, and that the Branches will be operated by Buyer for Buyer’s account, and Buyer will hold the Assets and assume the Liabilities for its own account, from and after the Effective Time. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as determined in accordance with GAAP, shall be prorated as of the Effective Time and settled between Seller and Buyer, whether or not such proration would normally be made as of such time. Items of proration will be an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.
(2) For purposes of this Agreement, items of proration and other adjustments shall include, but are not limited to: (i) personal and real property Taxes and assessments, which shall be pro-rated in the manner set forth in Section 18 (other than such sales, real estate, use and property taxes that arise as a result of the transactions contemplated by this Agreement that shall be paid by Buyer in accordance with Section 18); (ii) amounts prepaid and unused for safe deposit box rentals; (iii) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities; (iv) fees for customary annual or periodic licenses or permits; (v) water, sewer, fuel and utility charges; and (vi) other prepaid items of income and expense, in each case calculated as of Effective Time; provided that items of proration and other adjustments shall not include commitment and other fees paid in advance with respect to the Assigned Loans, which fees shall be retained by Seller and not shared with Buyer.
4. Payment of the Purchase Price and other Amounts.
(a) Payment of Estimated Payment Amount. At Closing, (1) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a positive amount, Seller shall pay to Buyer an amount in dollars equal to such positive amount, or (2) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a negative amount, Buyer shall pay to Seller an amount in dollars equal to the absolute value of such negative amount.
(b) Method of Payment of all Amounts. All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (to such account as the appropriate party shall advise not later than two Business Days prior to the Closing Date).
(c) Instruments. If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

5. Closing and Closing Date.
(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as reasonably practicable, following the satisfaction, or where legally permitted, the waiver of conditions set forth in Sections 7 and 8 (including, without limitation, the receipt by Seller of the Required Consents, the receipt by Buyer of all Regulatory Approvals, and expiration of any applicable statutory waiting periods), but in no event later than December 31, 2011, or such other date to which this may be extended in accordance with Section 22(d) (the “Closing Date”).
(b) Location. The Closing will held at the offices of Vorys, Sater, Seymour & Pease LLP at 1375 East Ninth Street, 2100 One Cleveland Center, Cleveland, Ohio 44114, or such other place as may be agreed to by the parties.
(c) Data Processing Conversion. Unless the parties agree pursuant to Section 14(b) that the conversion of the data processing with respect to the Branches and the Assets and Liabilities will be performed other than on the weekend immediately following the Closing Date, the Closing Date shall be on a Friday and such conversion will be completed prior to the opening of business on the following Monday. The date upon which the conversion of the data processing shall be referred to in this Agreement as the “Data Processing Conversion Date”.
6. Obligations at Closing.
(a) Seller Deliveries. At Closing, Seller shall deliver to Buyer the following:
(1) Duly executed deeds and all other instruments of conveyance as may be necessary to sell, transfer, assign and convey all right, title and interest in and to the Premises to Buyer;
(2) A duly executed bill of sale in substantially the form of Exhibit A attached hereto pursuant to which the Personal Property shall be transferred to Buyer;
(3) Rights to possession of the Assigned Contracts, Required Consents and other written agreements, contracts, leases and other documentation that relate to the Assets and Liabilities and the Safe Deposit Agreements;
(4) Rights to possession of the Loan Files and Loan Documents and the collateral security held by Seller as security for any Assigned Loan, with physical possession of such as provided for in Section 6(c);
(5) Certified copies of resolutions of Seller’s board of directors authorizing the execution and delivery of this Agreement
(6) Copies of the Records;

(7) Such instruments of assumption of Liabilities as are required to effectively assign and transfer the obligations for the Liabilities to the Buyer and for Buyer to assume those Liabilities as provided herein, including, without limitation, an assignment and assumption agreement in substantially the form set forth on Exhibit B attached hereto with respect to the Liabilities, duly executed by Seller (the “Assignment and Assumption Agreement”);
(8) A payoff letter from the FHLB and any other secured lender releasing any Liens that may exist on the Assigned Loans described on Section 9(e)(7);
(9) Updated schedules of Assets and Liabilities and the Seller Disclosure Schedule as of a date mutually agreed upon by the parties;
(10) Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA that represents part of the Deposit Liabilities, and designation of Buyer as successor trustee or custodian with respect thereto, as contemplated by Section 2(c);
(11) The certificate of Seller’s officer required by Section 8(7);
(12) The Draft Closing Statement (which shall have been furnished to Buyer prior to the Closing Date) in substantially the form of Exhibit C;
(13) A certification of non-foreign status meeting the requirements of Treasury Regulation 1.1445-2(b)(2), duly executed and acknowledged substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv);
(14) The Cash On Hand;
(15) The Estimated Payment Amount (if required pursuant to Section 4(a));
(16) A complete set of keys for each Branch, including but not limited to keys for safe deposit boxes, vaults and ATMs and combinations for all combination locks, appropriately tagged for identification and any manuals, access codes, passwords or specifications with respect to vaults and ATMs;
(17) A list of Deposit Liabilities, corresponding interest rates paid on the Deposit Liabilities and other information necessary for Buyer to verify the rates paid by Seller on Deposit Liabilities (which shall be as of the date that is the fifth Business Day prior to the Closing Date); and
(18) Such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.
(b) Buyer Deliveries. At the Closing, Buyer will deliver to Seller the following:
(1) Certified copies of resolutions of Buyer’s board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement;

(2) Such instruments of assumption of Liabilities as are required to effectively assign and transfer the obligations for the Liabilities to the Buyer and for Buyer to assume those Liabilities as provided herein, including, without limitation, the Assignment and Assumption Agreement, duly executed by Buyer;
(3) The certificate of Buyer’s officer as required by Section 7(6);
(4) Evidence of the Regulatory Approvals and the satisfaction of all required conditions of such Regulatory Approvals;
(5) Buyer’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRAs that are part of the Deposit Liabilities and the assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2(c);
(6) The Estimated Payment Amount (if required pursuant to Section 4(a)); and
(7) Such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.
(c) Loan Documents and Loan Files.
(1) Not later than five business days following the Closing Date, Buyer or its designee may pick up at Seller’s offices at 275 West Federal Street, Youngstown, Ohio 44503, the Loan Files and the Loan Documents (reasonably organized and cataloged), in the medium (including imaged documents) then maintained by Seller.
(2) Promptly upon execution of this Agreement, Buyer shall provide Seller in writing with the exact name to which the Assigned Loans are to be endorsed, or whether any Assigned Loans should be endorsed in blank. Seller shall complete such endorsements and deliver the Loan Documents, along with assignments of real property security instruments in recordable form and assignments of financing statements, in a form reasonably satisfactory to Buyer, at or prior to the Closing Date, including, but not limited to the following:
(A) For each of the Assigned Loans, a notice of transfer of Assigned Loan substantially in the form attached hereto as Exhibit D (and such other instrument or form reasonably satisfactory to Buyer’s counsel and as otherwise required by any Legal Requirement) to be sent by Buyer informing each borrower under each of the Assigned Loans of the transfer of the Assigned Loans and related servicing to Buyer;
(B) For each of the original Notes, an endorsement made pursuant to an Allonge in substantially the form attached hereto as Exhibit E (and such other instrument or form reasonably satisfactory to Buyer’s counsel and as otherwise required by any Legal Requirement);
(C) For each of the Assigned Loans, an Assignment of Liens and Documents and Amendment to Mortgage (the “Assignment”) for the Loan Documents and related rights and liens, substantially in the form of Exhibit F (and such other instrument or form satisfactory to Buyer’s counsel as otherwise required by any Legal Requirement) attached hereto with all blanks appropriately completed; and

(D) For each of the Assigned Loans, one or more UCC-3 Assignments of Financing Statements (the “UCC-3s”), to be filed by Buyer, at its expense, with the Secretary of State where each borrower is formed and/or in the county where each real property is located, as applicable, a form of which is attached hereto as Exhibit G, evidencing the assignment to Buyer of all Seller’s right, title and interest in and to any security interests in personal property and fixtures created by the Loan Documents and held by Seller that are in effect on the Closing Date.
(d) Collateral Assignments and Filing. Seller shall take all such reasonable actions as requested by Buyer to assist Buyer in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Assigned Loan sold on the Closing Date in favor of Buyer or its designated assignee as secured party. Any such action shall be the responsibility of Buyer and at Buyer’s sole expense, and Buyer shall reimburse Seller for all reasonable third party costs incurred in connection therewith.
(e) Power of Attorney. Seller shall execute and deliver to Buyer (together with the Loan Files and Loan Documents and assignments), a limited power of attorney substantially in the form attached as Exhibit H and such other instrument or form reasonably satisfactory to Buyer’s counsel and as otherwise required by any Legal Requirement, authorizing Buyer and its representatives to transfer to Buyer any Asset, file or record assignments of collateral security, and endorse in Seller’s name any checks, drafts, notes or other documents received in payment of the Assigned Loans after the Closing.
(f) Premises Filings. Promptly following the Closing Date, Buyer shall, at its expense, file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Premises as provided herein be duly vested in Buyer.
7. Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are, at the option of Seller, subject to satisfaction of the following Conditions Precedent at or before Closing or at or before such time as expressly set forth below:
(1) The Regulatory Approvals of Seller, if any, shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated and no such Regulatory Approval shall have resulted in the imposition of a Burdensome Regulatory Condition;
(2) Buyer shall have duly and timely performed in all material respects its covenants and agreements herein contained on or prior to the Closing Date, but only to the extent that such covenants and agreements, by their terms, are required to have been performed prior to Closing;

(3) Each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects as though made at the Closing (except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(4) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) that prohibits or makes illegal, or materially restricts, the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement;
(5) No Legal Proceedings shall have been instituted against Seller where the determination of liability against Seller would reasonably be expected to have a material and adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; and
(6) There shall have been delivered to Seller a certificate confirming items (2) and (3) above and Section 8(1), dated as of the Closing Date, and signed on behalf of the Buyer by a duly authorized officer of Buyer.
(7) Buyer shall have delivered the closing deliverables set forth in Section 6(b).
8. Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are, at the option of Buyer, subject to the following Conditions Precedent at or before Closing or at or before such time as expressly set forth below:
(1) The Regulatory Approvals of Buyer, if any, shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated, and no such Regulatory Approval shall have resulted in the imposition of a Burdensome Regulatory Condition;
(2) Seller shall have duly and timely performed in all material respects its covenants and agreements contained herein on or prior to the Closing Date, but only to the extent that such covenants and agreements, by their terms, are required to have been performed prior to Closing;
(3) Each of the representations and warranties of Seller contained or referred to in this Agreement shall be true and correct in all material respects as though made at the Closing (except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(4) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) that is in effect and that prohibits or makes illegal, or materially impacts, the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement;

(5) No Legal Proceedings shall have been instituted against Buyer where the determination of liability against Buyer would reasonably be expected to have a Material Adverse Effect or a material and adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;
(6) Buyer shall have received all title, survey and environmental reports set forth in Sections 14(p) and (q);
(7) There shall have been delivered to Buyer a certificate confirming items (2) and (3) above and Section 7(1), dated as of the Closing Date, and signed on behalf of Seller by a duly authorized officer of Seller; and
(8) Seller shall have delivered the closing deliverables set forth in Section 6(a).
9. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule and delivered as of the date of this Agreement:
(a) Corporate Organization. Seller is a chartered stock savings bank validly existing and in good standing under the laws of the State of Ohio, and is entitled to own its properties where such properties are now owned and operated and has the requisite power and authority to conduct its business as now being conducted at the Branches. Seller is an insured depository institution pursuant to the provisions of the Federal Deposit Insurance Act, as amended.
(b) Title to Assets. Seller is the lawful owner of, or otherwise has the contractual right to use all of the Assets. Each of the Assets are free and clear of all Liens other than Permitted Liens. Subject to and upon the execution of the documents of transfer, conveyance and assignment by Seller as provided herein at Closing and the receipt of the consents and approvals as set forth herein, Seller has the right to sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Assets free and clear of any Lien other than Permitted Liens.
(c) Premises.
(1) Except as set forth on Schedule 9(c)(1) of the Seller Disclosure Schedule, during the period of Seller’s ownership of the Premises, Seller has not received and has no Knowledge of any written notice of violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable Legal Requirement relating to the Premises that would reasonably be expected to have a material and adverse effect on the operation of the Premises as a retail banking branch or otherwise on a basis consistent with its current use.

(2) Seller has not received any notice of a condemnation or similar proceeding relating to the Premises.
(3) Except as set forth on Schedule 9(c)(3) of the Seller Disclosure Schedule, Seller has received no notice of any existing or pending special assessments affecting the Premises that may be assessed by any Governmental Entity, water or sewer authority, drainage district or any other special taxing district.
(4) There are no recorded outstanding agreements, options, rights of first offer, rights of first refusal or other commitments of any nature obligating Seller to transfer any of the Premises or rights or interests therein to any other Person.
(5) There are no leases, subleases, licenses or other rental agreements or occupancy agreements that grant any possessory interest in and to any space situated on or in the Premises or that otherwise give rights with regard to the use of the Premises or any portion thereof.
(6) The Premises (or the use and operation of any component, portion or area of any such premises) are in compliance in all material respects with all applicable Legal Requirements and there are presently and validly in effect all Government Authorizations necessary for the operation of each of the Premises as a retail banking branch or otherwise on a basis consistent with its current use.
(d) Environmental Matters.
(1) The Premises are in compliance with Applicable Environmental Laws, and no Hazardous Substances are used, handled, stored, discharged, released or disposed of on, at or under the Premises in violation of any Applicable Environmental Laws. To the Knowledge of Seller, there are no present or past conditions on the Premises involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Substances or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Substances on the Premises. Seller has not received notice of, nor are there outstanding or, to the Knowledge of Seller, pending, any public or private claims, lawsuits, citations, investigations, or notices or orders of non-compliance relating to the environmental condition of the Premises, nor, to Seller’s Knowledge, are there any facts or circumstances reasonably likely to indicate such conditions exist. The Premises are not undergoing remediation or cleanup of Hazardous Substances by Seller. Seller has not received notification from any Person that any Hazardous Substance has been disposed of, buried beneath, percolated beneath or otherwise exists on the Premises.
(2) To Seller’s Knowledge, Seller has maintained secured creditor liability exemptions pursuant to 42 U.S.C. § 9601(20) and similar applicable Legal Requirements, has not participated in management nor otherwise exercised control over any borrower such that Seller would be subject to any liability with respect to any environmental matters in connection with any security, any borrower’s operations or any borrower’s property, and has not foreclosed on a loan or taken over security in a manner that would result in liability under Environmental Laws.

(e) Assigned Loans.
(1) All Assigned Loans have been made and maintained (including the risk rating of and loan loss reserves applicable to the Assigned Loans) in the ordinary course of business, in accordance with Seller’s customary lending standards and written loan policies (or in accordance with exceptions made in accordance with such standards and policies) and in compliance with all applicable Legal Requirements. Seller has complied in all material respects with all applicable Legal Requirements on consumer credit, equal credit opportunity and truth-in-lending with respect to the Assigned Loans.
(2) The loan files for each Assigned Loan (the “Loan Files”) contain originally executed notes or certified copies of original executed notes, leases and/or other evidences of indebtedness, and any documents evidencing any collateral or other financial accommodations relating to the Assigned Loans (the “Loan Documents”).
(3) Except as set forth on Schedule 9(e)(3) of the Seller Disclosure Schedule, no Assigned Loan is (i) 90 days or more past due in the payment of any required principal or interest, or (ii) on non-accrual status. To the Knowledge of Seller, the Loan Documents contain genuine signatures of the parties thereto, including, but not limited to makers and endorsers and of Seller. To the Knowledge of Seller, the Loan Documents are enforceable by Seller or its successors and assigns in accordance with their respective terms (except as such enforceability may be limited by bankruptcy or creditors’ relief laws of general application), represent the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such Person referred to as an “Obligor”) thereunder, and are evidenced by legal, valid and binding instruments executed by the Obligor, each of which at the time of such execution had, to the Knowledge of the Seller, capacity to contract, and none of the obligations represented by the Loan Documents have been modified, subordinated, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents contained among the Loan Files or as a result of bankruptcy or other debtor’s relief laws of general application. To the Knowledge of Seller, no Obligor on any Assigned Loan is in bankruptcy and none of the Assigned Loans are subject to any offsets or claims of offset, or claims of other liability on the part of Seller. Seller has made no commitment to make or modify the terms and conditions of any Assigned Loan other than as set forth in the Loan Files.
(4) No Assigned Loan has been sold to another Person by Seller or is otherwise subject to an agreement to repurchase (other than Seller’s obligations to Buyer hereunder).
(5) The servicing practices of Seller used with respect to the Assigned Loans have been consistent with commercially reasonable practices in the industry and have been in compliance in all material respects with all Legal Requirements.
(6) No borrower, customer or other party in connection with the Assigned Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim.
(7) Seller is the sole owner and holder of the Assigned Loans, has all power and authority to hold the Assigned Loans and has good and marketable title to the Assigned Loans free and clear of any Lien other than Permitted Liens.

(8) Except as set forth in this Section 9(e), Seller makes no representation or warranty of any kind to Buyer relating to the Assigned Loans and Seller shall not be responsible for (i) the sufficiency, value or collectability of the Assigned Loans or any document, instrument or agreement in the Loan Files, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Assigned Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Assigned Loan or any guarantor or surety or other obligor thereof, (iv) the performance by any guarantor, surety or other obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Assigned Loan, or (v) inspecting any of the property, books or records of any guarantor, surety or other obligor.
(f) Deposit Liabilities. The Deposit Liabilities are genuine obligations of Seller and have been originated or extended and administered in material compliance with the documents governing the relevant type of Deposit Liabilities and all applicable Legal Requirements. The Deposit Liabilities are insured by the FDIC through the Deposit Insurance Fund to the fullest extent provided for by applicable Legal Requirement and all premiums and assessments due to date in connection with such insurance have been paid. All interest has been accrued on the Deposit Liabilities and Seller’s records accurately reflect such accrual of interest in accordance with GAAP. As of the date of this Agreement, except as set forth on Schedule 9(f) of the Seller Disclosure Schedule, Seller has not received written notice of any loss or potential loss of any material business or customers related to the Assigned Loans or the Deposit Liabilities.
(g) Safe Deposit Boxes. Seller is in compliance in all material respects with the terms and conditions of the Safe Deposit Agreements.
(h) Branch Business. The business at the Branches has been conducted in material compliance with Seller’s policies and procedures and all Legal Requirements. Except as set forth on Schedule 9(h) of the Seller Disclosure Schedule, there are no Legal Proceedings or Orders entered or pending or, to the Knowledge of Seller, threatened against or affecting the Assets, Liabilities, or the business of Seller as it relates to or is conducted at the Branches.
(i) Regulatory Approval. Except as set forth on Schedule 9(i) of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened Legal Proceedings between Seller and any Governmental Entity relating to the Branches or the Assets. As of the date of this Agreement, Seller has not received any written indication, or, to the Knowledge of Seller, oral notification, from any Governmental Entity that such Governmental Entity would oppose or refuse to grant any Regulatory Approval required for the execution of this Agreement, and consummation of the transactions contemplated herein, by Seller.
(j) Power, Authority and Enforceability. Seller has the requisite power and authority to enter into, deliver and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance of this Agreement and thereof, have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(k) No Conflict. The execution, delivery and performance of this Agreement and any instruments and documents executed pursuant hereto by Seller do not, and will not:
(1) violate any provision of the organizational documents of Seller,
(2) subject to the receipt of all regulatory approvals required by this Agreement as set forth in Schedule 9(k)(2) of the Seller Disclosure Schedule (the “Regulatory Approvals”), constitute a breach or violation of, or default under, any Legal Requirement, Order or Governmental Authorization to which Seller is subject, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or
(3) subject to the receipt of all consents required by this Agreement as set forth on Schedule 9(k)(3) of the Seller Disclosure Schedule (the “Consents” and together with the Regulatory Approvals collectively referred to as, the “Required Consents”), constitute a breach or violation of, or default under, any agreement or instrument of Seller or to which Seller is subject or by which Seller is otherwise bound, which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or
(4) result in the creation of any Lien upon any of the Assets.
(l) Required Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller. Other than the Required Consents, there are no consents or approvals of any third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.
(m) Condition and Sufficiency. All material Personal Property is in good working order, ordinary wear and tear excepted, and is fit for the purpose for which it is used by Seller in the conduct of the business of the Branches. The Premises and Personal Property are sufficient to operate the Branches in the manner presently operated by Seller.
(n) Employee Matters. Seller is not a party to any collective bargaining agreement, and there are no labor unions representing any employees at the Branches. To Seller’s Knowledge, there are no organizational or other activities by labor unions to organize the employees at the Branches.

(o) Tax Matters.
(1) Seller has filed all Tax Returns that it was required to file with respect to the ownership of the Assets and the operation of the Branches. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all laws and regulations, and all Taxes shown as due thereon have been paid or will be paid prior to Closing. Seller is not the beneficiary of any extension of time within which to file any Tax Return related to Seller’s ownership of the Assets or operation of the Branches. No claim has been made by a Governmental Entity within the past three years in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction as a result of its ownership of the Assets or operation of the Branches. There are no liens on any of the Real Property that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Exceptions.
(2) To the Knowledge of Seller, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee employed at any of the Branches and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(p) ERISA.
(1) Neither Seller nor any ERISA Affiliate have any liability or liabilities under any Employee Benefit Plan that will become a liability or liabilities of Buyer or any Affiliate of Buyer or result in any Lien on the Assets or on any other assets of Buyer and Buyer’s Affiliates.
(2) None of the Assets (i) are “plan assets” of any Employee Benefit Plan, (ii) are subject to any Lien or other encumbrance relating to any Employee Benefit Plan under ERISA, the Code or otherwise, or (iii) otherwise have been identified or earmarked as available for or relating to benefits under any Employee Benefit Plan.
(q) Assigned Contracts. The Assigned Contracts, if any, are the valid and binding obligation of Seller, and, to the Knowledge of Seller, of each other party thereto. Except as would not reasonably be expected to have a Material Adverse Effect, there does not exist with respect to Seller’s obligations thereunder, or, to the Knowledge of Seller with respect to the obligations of each other party thereto, any material default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or such other party, as applicable, under the Assigned Contracts.
(r) Brokers. Other than the retention of ParaCap Group, LLC to act as financial advisor to the transaction, Seller has not employed or contracted with any broker, finder, investment banker or other financial advisor or incurred any liability for brokerage fees, commissions, finders’ fees or other like payment in connection with the transactions contemplated hereunder. Seller shall pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Seller.

(s) Disclaimers of, and Limitations on, Representations and Warranties. Except for the representations and warranties specifically set forth in this Section 9, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, including without limitation:
(1) Seller makes no representations or warranties, express or implied, as to the physical condition of the Personal Property or the Premises (including any improvements and fixtures constituting the Branch and ATMs), other than the representations and warranties expressly made in Section 9, all of which are being sold or transferred and assigned “AS IS”, “WHERE IS”, without recourse and with all faults, without any obligation on the part of Seller, at the Closing Date, subject, however, to Seller’s representations and warranties made in this Section 9 as qualified by the Seller Disclosure Schedule.
(2) Seller makes no representations or warranties to Buyer, express or implied, as to whether, or the length of time during which, any accounts relating to Deposit Liabilities or and Assigned Loans will be maintained by the owners of such Deposit Liabilities or Assigned Loans after the Closing Date.
10. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows, subject to the exceptions disclosed in writing in the Buyer Disclosure Schedule and delivered as of the date of this Agreement:
(a) Corporate Organization. Buyer is a chartered stock bank duly organized and existing in good standing under the laws of the State of Ohio.
(b) Power, Authority and Enforceability. Buyer has the requisite power and authority to enter into, deliver and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance of this Agreement and thereof, have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c) No Conflict. The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Buyer do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not:
(1) constitute a breach or violation of or default under any Legal Requirement, judgment, order, governmental permit or the organizational documents or any license of Buyer, or to which Buyer is subject, which breach, violation or default would materially and adversely affect the transactions contemplated hereby, or
(2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Buyer from performing its obligations under this Agreement in all material respects.
(d) Buyer Due Diligence; Acceptance of Assets and Liabilities “As Is”. Buyer has, or will have had prior to the Closing, an opportunity to conduct an independent inspection and investigation of the condition of all portions of the Assigned Loans and related Assets and all other matters relating to or affecting the transactions contemplated by this Agreement that Buyer has deemed necessary or appropriate and that in proceeding with this transaction Buyer is doing so based solely upon such independent inspections and investigations and the provisions of this Agreement. Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever, express or implied.
(e) Regulatory Approvals.
(1) Except for the Regulatory Approvals set forth on Schedule 10(e) of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.
(2) As of the date of this Agreement, Buyer has not received any written indication, or, to the Knowledge of Buyer, oral notification, from any Governmental Entity that such Governmental Entity would oppose or refuse to grant a regulatory approval regarding execution of this Agreement by Buyer and consummation of the transactions contemplated herein by Buyer. There are no pending or, to Buyer’s Knowledge, threatened actions, proceedings or allegations by any Person or Governmental Entity against Buyer that has or would reasonably be expected to have a material and adverse effect on Buyer’s ability to perform its obligations under this Agreement in all material respects.
(f) Financing; Capital. Buyer has, or will have prior to the Closing, the necessary funding and capital to complete the transactions contemplated by this Agreement as of the date of this Agreement and at the Closing. Prior to the date of this Agreement, Buyer has executed, and provided Seller with a copy of, a binding commitment letter, acceptable to Buyer, for all additional funding Buyer may require to complete the transactions contemplated by this Agreement.

(g) Broker. Other than the retention of Austin Associates, LLC to act as financial advisor to the transaction Buyer has not employed or contracted with any broker, finder, investment banker, or other financial advisor or incurred any liability for brokerage fees, commissions, finders’ fees or other like payment in connection with the transactions contemplated hereunder. Buyer shall pay, and hold the Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Buyer.
(h) Limitation of Representations and Warranties. Except for the representations and warranties specifically set forth in this Section 10, neither Buyer nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its officers, directors, employees, agents or representatives or any other Person.
11. Seller’s Pre-Closing Covenants. During the period from the date of this Agreement to the Closing Date, Seller (i) shall, with respect to the Branches, Assets and Liabilities, use its commercially reasonable best efforts to preserve its business relationship with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branches, (ii) will underwrite and administer the Assigned Loans in accordance with prudent, safe and sound underwriting and administration practices and applicable Legal Requirements, (iii) will maintain the Branches and Personal Property in their current condition, ordinary wear and tear excepted; and (iv) will conduct the business of the Branches and preserve the Assets and Liabilities in accordance with prudent, safe and sound commercial banking practices and applicable Legal Requirements. Seller covenants with Buyer that, from the date of this Agreement to Closing, Seller, except with the prior written consent of Buyer, will not:
(1) Sell, transfer, assign, lease, mortgage, pledge or otherwise dispose of or encumber or enter into any contract, agreement, or understanding to sell, transfer, assign, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets (other than use of Cash on Hand in the ordinary course of business consistent with past practice) or Liabilities existing on the date of this Agreement.
(2) Except in the ordinary course of business and in a manner consistent with safe and sound banking practices, modify the interest rate or structure, or amend, extend or renew any term of any Assigned Loans, grant any interest deferral or fee waivers, or deviate from industry standard and commercially reasonable collection procedures, including, without limitation, modification of payment terms or due date(s).
(3) Establish new Deposit Liabilities at the Branches other than in the ordinary course of business.

(4) File any application or give any notice to relocate or close the Branches or relocate or close the Branches, except for any notice that may be required to be filed in order to consummate the transactions contemplated hereunder.
(5) Transfer any of Seller’s employees at the Branches to another branch or office of Seller or any of its Affiliates.
(6) Transfer to or from any of the Branches to or from any of Seller’s other operations or branches or those of its Affiliates any Assets or any Deposit Liabilities, except upon the unsolicited request of a depositor or customer.
(7) Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable Legal Requirement.
(8) Agree with, or commit to, any Person to do any of the things described in clauses (1) through (8) of this Section 11 except as expressly contemplated hereby.
12. Buyer Pre-Closing Covenants. Buyer covenants with Seller that Buyer:
(1) Will timely satisfy all of its obligations described in Section 14(a).
(2) Will not fail to comply with any Legal Requirement or order applicable to it if such failure would have a Material Adverse Effect on Buyer’s ability to complete the transactions contemplated by this Agreement or to receive the requisite approvals from Governmental Entities.
(3) Will not take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable Legal Requirement.
(4) Will remain in compliance at all times with all of the covenants set forth in the executed commitment letter described in Section 10(f).
13. Additional Covenants.
(a) Servicing Prior to Closing Date. With respect to the Assigned Loans from the date of this Agreement until the Closing Date, Seller shall provide servicing of such Assigned Loans that is consistent with safe and sound banking practices and the servicing provided with respect to its loans that are not Assigned Loans. Further, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not (a) except as required by Legal Requirement or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Assigned Loans; (b) compromise or settle any material claims of any kind or character with respect to the Assigned Loans; or (c) amend or waive any of the material terms of any Assigned Loan as set forth in the Loan Documents on the date of this Agreement.

(b) Servicing Post Closing Date. The Assigned Loans shall be sold on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to Buyer). As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Assigned Loans after the Closing Date will be assumed by Buyer. Buyer shall thereafter service the Assigned Loans in a reasonable manner and in accordance with industry standards. Seller shall be discharged and indemnified by Buyer from all claims, liability reasonable expense with respect to servicing of the Assigned Loans after the Closing and Buyer shall not assume and shall be discharged and indemnified by Seller from all claims, liability and reasonable expense with respect to servicing of the Assigned Loans on or prior to the Closing.
(c) Retention of and Access to Files Following the Closing Date.
(1) Each party agrees that it will preserve and safely keep, for as long as may be required by applicable Legal Requirement, all of the files, books of account and records of the Branches referred to in this Agreement for the joint benefit of itself and the other party, and that it will permit the other party or its representatives, at any reasonable time and at such party’s expense, to inspect, make extracts from or copies of, any such files, books of account or records as such party shall deem necessary.
(2) In the event that some of Seller’s records concerning the Assets or the Deposits cannot reasonably be segregated from Seller’s records regarding accounts not transferred pursuant to this Agreement, Seller will not deliver such records to Buyer but will preserve and safely keep such records for as long as may be required by applicable Legal Requirement. For a period of one year after the Closing Date, Seller shall provide research and account history services related to any such records to Buyer at Buyer’s request. Such services shall be provided on the same service schedule as services then provided by Seller to its customers, and Buyer shall pay the same rates for such services as Seller then charges its existing customers.
(d) Non-Solicitation of Employees; No Hire. For a period of 18 months following the Closing Date, (i) neither Seller nor Buyer will (and shall cause their Affiliates not to), without the prior written consent of other party, solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of the other party, and (ii) neither party will induce or attempt to induce any employee of the other party to leave the employ of Buyer or Seller as the case may be.

(e) Non-Solicitation of Customers. For a period of 18 months following the Closing Date, Seller will not (and shall cause its Affiliates not to) call upon or solicit the business of any customer of the Branches whose deposit account is assumed by Buyer as a Deposit Liability or whose loan is purchased by Buyer as an Assigned Loan (each, a “Restricted Customer”), or induce or attempt to induce any Restricted Customer not to do business with Buyer or the Branches after Closing, in each case, for the purpose of (and in each case only as such solicitation or other contact relates to) engaging in any activities that compete with the business of the Branches; provided, however, (i) this restriction shall not restrict Seller, its Affiliates or any of their successors or assigns from (A) using newspaper, radio, television, internet or similar advertisements of a general nature or (B) calling upon or soliciting in the ordinary course consistent with past practices any existing customer of Seller’s investment division; (ii) to the extent Seller is a lender to a Restricted Customer and such loan is not an Assigned Loan, then nothing in this Section 13(e) shall preclude, prohibit or restrict Seller from engaging in any business activity whatsoever with such Restricted Customer; and (iii) nothing in this section shall preclude, prohibit or restrict Seller from engaging in business activity with any customer, whether a Restricted Customer or not, who seeks the services of Seller.
(f) Prohibition on De Novo Branches. For a period of 18 months following the Closing Date, Seller will not (and shall cause its Affiliates not to) open a de novo branch within the counties of Seneca and Sandusky, Ohio; provided, however, this restriction shall not restrict Seller, its Affiliates or any of their successors or assigns from acquiring or otherwise merging, transferring, liquidating or consolidating with or into any entity that operates a branch within such restricted area.
(g) Insurance. Seller will maintain in effect until the Effective Time all casualty and public liability policies relating to the Branches, the Premises and the activities conducted thereon and maintained by Seller on the date of this Agreement or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time at equal or greater coverage levels. Buyer shall provide all casualty and public liability insurance for the Branches after the Effective Time. In the event of any material damage, destruction or condemnation affecting the Premises between the date of this Agreement and the Effective Time, Buyer shall have the right to (i) require Seller to take reasonable steps to repair or replace the damaged or destroyed property, (ii) require Seller to deliver to Buyer at Closing any insurance proceeds and other payments received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property, or (iii) in the event of a casualty loss to any Branch where (a) the estimated cost of restoration to such Branch is equal to or greater than 50% of the net book value of the Branch or (b) the Branch cannot reasonably be restored within six (6) months from the date the damage is incurred, terminate this Agreement solely with respect to the Assets and Liabilities related to such damaged Branch.
(h) Additional Assigned Loans. Promptly following the date of this Agreement, the parties will agree on a schedule and process for providing the relevant information relating to consumer loans (“Additional Loan Information”) originated after June 30, 2011 through the fifteenth Business Day prior to the Closing Date (with Additional Loan Information provided to Buyer not less frequently than monthly and the final delivery of Additional Loan Information, if any, not later than the tenth Business Day prior to the Closing Date) such that Buyer deems reasonably necessary to enable it to determine whether to designate such consumer loans as “Additional Assigned Loans.” The parties will further agree on a schedule for Buyer to designate such consumer loans as “Additional Assigned Loans,” which shall occur not later than five Business Days prior to the Closing Date, and with respect to any Additional Loan Information provided within ten Business Days of the Closing Date. Unless the parties otherwise agree in writing, consumer loans originated after the fifteenth Business Day prior to the Closing Date shall not be Additional Assigned Loans. Any consumer loans originated after June 30, 2011 that Buyer does not designate as Additional Assigned Loans pursuant to the agreed upon process shall not be an Assigned Loan, Additional Assigned Loan or constitute a part of the Assets and may, without regard to any other provisions of this Agreement, be transferred by Seller to another Seller banking branch, together with any related servicing or other rights or collateral.

14. Regulatory Compliance, Conversion and Transition Matters; Title, Survey and Environmental Reports.
(a) Regulatory Filings by Buyer and Approvals. As promptly as practicable, but in no event more than ten Business Days after the date of this Agreement, Buyer shall prepare, submit and/or file all applications, filings, notices, consents, permits or registrations required by Buyer to obtain the Regulatory Approvals. Buyer shall take all steps necessary to obtain each such Regulatory Approval as promptly as practicable. Seller and Buyer will use reasonable best efforts to cooperate in connection with obtaining the Regulatory Approvals (including the furnishing of any information that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any public portions of applications prior to filing. Each party will provide the other with copies of all written correspondence relating to the applications as promptly as possible after its receipt or issuance. If any Governmental Entity shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a prompt, mutually agreeable adjustment to the terms of the transaction contemplated hereby.
(b) Transitional Arrangements. Seller and Buyer agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:
(1) As soon as practicable after the execution of this Agreement by the parties hereto, but in no event later than 30 days after the date of this Agreement, Seller will meet with Buyer to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, deliverables, procedures and schedules, for the transfer of account record responsibility for the Branches. Not later than 45 Business Days after the date of this Agreement, Seller shall, to the extent reasonably possible, deliver to Buyer the specifications and conversion sample files to consist of live data of all accounts. Buyer shall provide Seller with all reasonably necessary information to facilitate Seller’s delivery of the sample to Buyer.
(2) After Buyer has tested and confirmed the conversion sample files, Seller shall provide Buyer with account information, as of the most recent practicable date, including complete name and address, account master file, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposit Liabilities. Seller shall, upon reasonable written request, but not later than 30 days after such request, provide to Buyer an updated version of such records.

(3) Seller shall provide Buyer within a commercially reasonable timeframe after the close of business on the Closing Date, a final conversion file containing all such information as of close of business on the Closing Date.
(c) Customers.
(1) Buyer shall, at its expense, as soon as practicable after the execution and delivery of this Agreement, prepare and mail to each holder of Deposit Liabilities (and on the day immediately following the Closing Date, Buyer shall mail to each holder of Deposit Liabilities for deposit accounts opened by customers between the date of this Agreement and the close of business on the Closing Date), a joint letter with Seller, in the form and substance reasonably satisfactory to each of the parties, informing such depositor of the nature of the transaction contemplated by this Agreement and the continuing availability of services to be provided by Buyer on and after the Closing Date.
(2) Each of Seller and Buyer shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that Seller or Buyer is required to give under Legal Requirement or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby. A party required to send or publish any notice or communication pursuant to this Section 14(c)(2) shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party reasonably proposes as necessary to comply with Legal Requirement. All costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and, except as provided in Section 14(c)(1) above, all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer. As soon as reasonably practicable and in any event within 30 days after the date of this Agreement, Seller shall provide to Buyer a report of the names and addresses of the owners of the Deposit Liabilities, and the lessees of the safe deposit boxes as of the date of this Agreement in connection with the mailing of such materials.
(3) No communications by Buyer, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties.
(d) Contracts with Depositors. Buyer will timely perform, honor, and assume all contractual deposit agreements and relationships between Seller and Seller’s depositors with regard to the Deposit Liabilities after the Closing and will do so in compliance with applicable Legal Requirements. No later than 30 days after the Data Processing Conversion Date, Buyer shall settle all checks, deposits, debits, returns, and other items that are presented to Seller after the Closing for the Deposit Liabilities.

(e) Direct Deposits. Seller will use its reasonable best efforts to transfer to Buyer on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposit Liabilities. For a period of 30 days following the Data Processing Conversion Date, in the case of ACH direct deposits to accounts containing Deposit Liabilities (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Buyer all received ACH Direct Deposits each Business Day in accordance with Seller’s customary procedures. Such 30 day time period may be extended by an additional 30 days if the parties mutually agree to such extension based on the volume of the items presented, and Buyer shall reimburse Seller for the costs and expenses associated with such services provided during the additional 30 day period. Seller will provide standard NACHA files. If any manipulation of the file is required by Buyer, Seller will charge $200 per hour for programming expense. In the event Seller must obtain such services from a third party, Buyers shall reimburse Seller for the costs and expenses of such services immediately upon demand, unless Buyer elects to manipulate such file at Buyer’s sole cost. Buyer will send NACHA compliant Notice of Change on each transfer received. On each Business Day, for a period of 30 days following the Data Processing Conversion Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWire direct deposits received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Buyer’s correct Wire Room contact information and an instruction that such wire should be sent to Buyer. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Buyer on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Sold”. Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Thirty days prior to Closing, Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Buyer will provide ACH originators with account numbers relating to the Deposit Liabilities.
(f) Direct Debits. After the notice provided in Section 14(c)(1), Buyer shall send appropriate notice to all customers having accounts constituting Deposit Liabilities, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Buyer. Such notice shall be in a form reasonably agreed to by the parties hereto. For a period of 30 days following the Data Processing Conversion Date, Seller shall transfer to Buyer all received direct debits on accounts constituting Deposit Liabilities each Business Day in accordance with Seller’s customary procedures. Such 30 day time period may be extended by an additional 30 days if the parties mutually agree to such extension based on the volume of the items presented, and Buyer shall reimburse Seller for the costs and expenses associated with such services provided during the additional 30 day period. Buyer will send NACHA compliant Notice of Change on each direct debit received. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Sold”. Thirty days prior to Closing, Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. On the Data Processing Conversion Date, Buyer shall provide ACH originators of such Direct Debits with account numbers relating to the Deposit Liabilities.

(g) Interest Reporting and Withholding.
(1) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposit Liabilities, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Buyer will report to the applicable taxing authorities and holders of Deposit Liabilities, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Any amounts required by any Governmental Entity to be withheld from any of the Deposit Liabilities through the Closing Date will be withheld by Seller in accordance with Legal Requirements or appropriate notice from any Governmental Entity and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Buyer in accordance with Legal Requirements or appropriate notice from any Governmental Entity and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date.
(2) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and Tax identification numbers required to be delivered through the Closing Date with respect to the Deposit Liabilities, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposit Liabilities.
(3) Unless otherwise agreed by the parties, Seller will timely make all required reports to applicable taxing authorities and to obligors on Assigned Loans, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date concerning all interest and points received by Seller, and Buyer will timely make all required reports to applicable taxing authorities and to obligors on Assigned Loans, with respect to all periods from the day after the Closing Date concerning all such interest and points received.
(h) Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at the Branches on the Closing Date.
(i) ATM/Debit Cards; POS Cards. Seller will provide Buyer with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposit Liabilities, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as reasonably possible and in no event later than 30 days after the date of this Agreement. At or promptly after the Closing, Seller will provide Buyer with a revised record through the Closing. In instances where a depositor of a Deposit Liability made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, re-credited the disputed amount to the relevant account during the conduct of the error investigation, Buyer agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Buyer for any Losses that Buyer may incur as a result of complying with such request from Seller. Buyer shall reissue ATM access/debit cards to depositors of any Deposit Liabilities not earlier than 45 days nor later than 15 days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Buyer and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable following the processing thereof.

(j) Data Processing Agreement and Hardware. Seller will provide Buyer in advance of the Data Processing Conversion Date upon reasonable prior notice:
(1) Full system files including loan, Deposit, CIF, safe deposit, debit/ATM card data. Upon the request of Buyer, such files will be delivered (i) within 45 days after signing the Agreement and (ii) following Seller’s nightly processing at the end of the Closing Date. A trial balance will be provided for each set. Any additional files can be produced by the Seller at a cost to Buyer of $2,500.00 per set.
(2) A list of retail internet banking and bill pay customers will be delivered 30 days prior to the Data Processing Conversion Date.
(3) If Buyer elects to convert bill payment history and scheduled payments, Buyer is responsible for all expenses charged by, and making arrangements with, the Seller’s third party payment processor.
(4) Stop payments, holds, scheduled transfers and special instructions for deposit accounts will be provided by Seller.
(k) Loan Collections. Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by the party receiving payments of all payments of any kind made in relation to the Assigned Loans that are presented to a party after the Closing and with regard to loans that are owned by the other party. These arrangements shall be performed by both parties in good faith prior to and after the Closing.
(l) Access to Properties, Books and Records. Until the Closing, Seller shall, upon reasonable prior written notice and during regular business hours cooperate with Buyer to provide Buyer and its officers and authorized agents and representatives access to the properties (including visiting the Branches for integration planning purposes and inspection of the physical condition of the Real Property, Premises and other tangible Assets), books, records, files (including all of the Loan Files), documents and other information relating to the Assets and Liabilities as Buyer may reasonably request. Buyer and Seller each will identify to the other, within ten days after the date of this Agreement, a selected group of their respective salaried personnel that shall constitute a “transition group” and will be available to Seller and Buyer, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Buyer’s investigation of matters relating to the Assets and Liabilities. Such transition group also will work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branches with Seller’s records for its other branches and operations not subject to this Agreement. Seller shall furnish Buyer with such additional financial and operating data and other information about Seller’s business operations at the Branches as the Seller determines may be reasonably necessary for the orderly transfer of the business operations of the Branches, the Assets and the Assumed Liabilities. Until the Closing, Buyer shall have the right to review, upon reasonable request and at mutually convenient times with Seller, all loan files and documentation related to the Assigned Loans and the Additional Assigned Loans.

(m) Employees and Employee Benefits.
(1) Buyer shall make commercially reasonable efforts to hire Seller’s staff at the Branches. Schedule 14(m) contains a list of all current employees of Seller employed at the Branches, including the employee’s name and position. Buyer shall make a written offer of employment to each employee of Seller selected by Buyer to be an employee of Buyer following the Closing Date. Each offer of employment shall be effective on the Closing Date. No later than 30 days following the date of this Agreement, (i) Buyer shall communicate the offers of employment consistent with the terms of this Section 14(m) to those employees to whom it determines to extend an offer and (ii) Buyer shall provide Seller with a written list of those employees to whom Buyer will make an offer of employment, and Seller shall take such action as is necessary to terminate such employees not included on such list or transfer their employment within Seller and its affiliates, in both cases effective as of the Closing Date. Each employee who accepts Buyer’s offer of employment (regardless of whether they are active employees or on leave of absence status as of the Closing Date) shall be a “Hired Employee” for purposes of this Agreement, effective upon the Closing Date and this date shall be referred to as the Hired Employee’s “Transfer Date.” Subject to applicable Legal Requirements, on and after the Closing Date, the Hired Employees shall become employees of Buyer, and Buyer shall have the right to dismiss any or all Hired Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). Each employee who is not offered employment by Buyer, or who fails to accept Buyer’s offer of employment shall be an “Excluded Employee” for purposes of this Agreement. Nothing in this Agreement shall give any employee any rights to claim status as a third party beneficiary of this Agreement.
(2) Buyer shall reimburse Seller for overtime or any other wages and all associated Taxes incurred by Seller in connection with any interviewing, training or orientation conducted by Buyer, its employees, officers, directors, agents or representatives prior to the Closing Date, which such interviewing, training or orientation shall only occur outside of normal business hours.
(3) Except as expressly provided in this Agreement, Seller shall pay, discharge, and be responsible for (but only to the extent required by Seller’s Employee Benefit Plans and/or applicable Legal Requirement), and shall indemnify Buyer and its Affiliates for (i) all salary, wages (including, without limitation, payment for any and all accrued paid time off, vacation, sick time or personal days accrued by the Hired Employees as of the Transfer Date), bonuses, commissions and any other form of compensation (including, without limitation, any deferred compensation) arising out of the employment of the Hired Employees prior to the Transfer Date, and (ii) any employee benefits under the Seller’s Employee Benefit Plans arising out of Seller’s employment of the Hired Employees, including, without limitation, welfare benefits with respect to claims incurred prior to the Transfer Date but reported after the Transfer Date. Following the Closing, Hired Employees shall become employees of Buyer.
(4) Seller and the Employee Benefit Plans shall retain responsibility for all claims incurred by employees prior to the date they become Hired Employees.

(5) Seller shall be solely and fully responsible for the Excluded Employees in the transfer of Excluded Employees to other positions with Seller or in the termination of their employment with Seller. Seller shall be fully liable for any claims, demands, damages orders, awards and/or judgments arising out of or relating in any way to Seller’s treatment of and/or termination of Excluded Employees, including but not limited to any obligations that may arise under the Federal or any applicable state or local Worker Adjustment and Retraining Notification (“WARN”) law. Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, directors, agents and Affiliates from and against any claims, damages, suits, liability, administrative actions, costs and expenses, including reasonable attorneys’ fees, arising out of or in any way in connection with the Hired Employees, which relates to any act or omission occurring on or after the Closing Date.
(6) Pursuant to Treasury Regulations Section 1.409A-1(h)(4), Seller and Buyer agree that, on the Closing Date, each Hired Employee shall be treated as having a “separation from service” with Seller and Seller’s Affiliates for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).
(7) It is understood and agreed that (i) Buyer’s employment of any Hired Employee as set forth in this Section 14(m) shall not constitute an employee benefit plan or a commitment, contract or understanding (express or implied) of an obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offered by Buyer to any Hired Employee is “at will” and may be terminated by Buyer or by a Hired Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer to a Hired Employee and subject to any Legal Requirement). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such Hired Employees. Nothing in this Agreement shall create any employee benefit plan or be construed as requiring any compensation or employee benefit plan, program or arrangement to be maintained by Buyer for any Hired Employee at, or for any specified period after, the Closing Date.
(n) Transitional Matters. Without in any way limiting the generality of the foregoing provisions, Buyer and Seller shall cooperate with regard to the transitional matters as set forth on Schedule 14(n).
(o) Assumption of IRAs. Subject to Sections 2(c) and 6(b)(5), Buyer agrees that after the Closing, it will perform all of the duties so delegated as successor custodian and comply with the terms of Seller’s agreement with the depositor of the IRA Account Deposits affected thereby.

(p) Title Insurance. Within ten (10) days after execution of this Agreement, Seller shall obtain for the Premises, at Seller’s expense, a title commitment issued by a title company or qualified law firm as determined by Seller (a “Title Company”), naming Buyer as the proposed insured, wherein Title Company shall agree to issue or obtain an ALTA form of owner’s insurance policy of title insurance (a “Title Commitment”). Within ten (10) days after execution of this Agreement, Buyer shall obtain, at Buyer’s expense, surveys for the Premises (each a “Survey”). Each Title Commitment shall include Title Company’s requirements to issue a title policy with respect to the Premises. Buyer shall have 30 days after receipt of the preliminary title commitment in which to raise a Title Objection (defined below) to Seller (those matters to which the Buyer does not so object shall become Permitted Liens). If any of the following shall occur (collectively, a “Title Objection”): (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller or one of its Affiliates has title to the insured estate covered by the Title Commitment; (ii) any title exception (other than a Permitted Lien) is disclosed in Schedule B to any Title Commitment; or (iii) a Survey discloses any matter that affects Buyer’s use of the Premises for the purpose of operating the relevant Branch, then, in each such case, Seller shall have, at its option and without any obligation to do so, 30 days after receipt of such notification of objection in which to cure or remove a Title Objection to Buyer’s satisfaction, all of which shall be at Seller’s expense. If Seller does not do so, then Buyer may at any time prior to Closing send Seller written notice terminating this Agreement; otherwise, Buyer shall be deemed to have waived and accepted such matter, Lien or defect as a Permitted Lien. Any Title Objection that Title Company is willing to insure over on terms reasonably acceptable to Buyer is herein referred to as an “Insured Exception.” Any premiums for such title insurance policy, recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Premises, shall be borne by Buyer.
(q) Environmental Assessment. Immediately upon execution of this Agreement, Seller shall provide to Buyer copies of any Phase I and/or Phase II of the Real Property in Seller’s possession. Within ten (10) days after execution of this Agreement, Buyer may obtain, at Buyer’s expense, a Phase I ESA of the Real Property conducted by an independent environmental investigations and testing firm selected by Buyer and reasonably acceptable to Seller. Buyer shall promptly deliver to Seller a copy of any resulting ESA report. In the event any Phase I ESA identifies a Recognized Environmental Condition and recommends a Phase II ESA, Buyer may order the completion of such Phase II ESA within five (5) days of its receipt of the Phase I ESA, at Buyer’s, by an independent environmental investigations and testing firm selected by Buyer and reasonably acceptable to Seller. Further, Buyer shall give Seller written notice within fifteen (15) days after receipt of the Phase II ESA of any material REC that Buyer reasonably deems unacceptable. Seller may either elect to cure such condition(s) to the reasonable satisfaction of Buyer or notify Buyer in writing within fifteen (15) Business Days after receipt of Buyer’s timely notice of Seller’s election not to cure the same. If Seller elects not to cure, Buyer may elect to proceed toward Closing or provide written notice of termination to Seller within five (5) Business Days of the receipt of Seller’s notice. Buyer’s failure to deliver any notice required hereunder on a timely basis shall constitute a waiver of any objections Buyer may have had with respect to the condition of the Real Property. Buyer and its employees, agents and representatives shall keep all contents of any assessment confidential and disclose the contents thereof only with the prior written consent of Seller or as may be required under applicable law.
(r) Overdrafts. Prior to the Closing, Seller agrees to cooperate with Buyer and to identify for Buyer those accounts related to Deposit Liabilities for which provisional credit has been given and that contain uncollected funds in the normal course of business, utilizing discretionary overdraft processes.

15. Name Change, etc. Immediately after the Closing (but under no circumstances later than the next Business Day immediately following the Closing), Buyer will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Buyer’s or one of its division’s name and logo, (b) deliver notice, via regular or electronic mail or otherwise, to all Persons whose Assigned Loans, Deposit Liabilities or safe deposit agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the FDIC and any other regulatory authorities required as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Buyer directed to accomplish the removal of Seller’s signage by Buyer and the installation of Buyer’s signage by Buyer at the Branches; provided, however, that (i) all such costs and expenses of removals and all such costs and expenses of installations shall be at the expense of Buyer, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches by Seller prior to Closing, (iii) such installed signage shall comply with all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall be covered in such a way as to make Buyer signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of Seller or its other Affiliates) in a manner reasonably acceptable to Seller. Buyer agrees not to use any forms or other documents bearing Seller or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. Not more than ten nor less than five days prior to the Data Processing Conversion Date, Buyer will mail new checks reflecting its transit and routing numbers to customers of the Branches with check writing privileges. Buyer shall use its reasonable best efforts to cause these customers to begin using such checks and cease using checks bearing Seller’s name.
16. Contracts. To the extent that the assignment of any of the Assigned Contracts, commitments or other assets included in the Assets requires the consent of any other party thereto, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign any Assigned Contract, commitment or other asset if such assignment or agreement to assign would constitute a breach thereof. Seller shall, prior to the Closing, use commercially reasonable efforts to obtain the consent of any party to each such Assigned Contract, commitment or other asset to its assignment to Buyer in all cases where such consent is necessary. Buyer agrees to provide reasonable cooperation in connection therewith (including, providing relevant information requested by the applicable lessors or other third parties regarding Buyer’s financial capability to fulfill the obligations of the Assigned Contracts, but such cooperation by Buyer shall not include Buyer agreeing to any amendment to any Assigned Contract, other than to reflect the change from Seller to Buyer). If any such consent is not obtained, Seller shall cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any such Assigned Contract, commitment or other asset. Any costs incurred in obtaining any consents or assignments of such Assigned Contracts, commitments or other assets shall be borne by Seller.

17. Indemnification.
(a) Survival of Representations, Warranties and Covenants.
(1) The representations and warranties of the parties shall survive until the first anniversary of the Closing Date except that (i) the representations and warranties set forth in Sections 9(a) (Corporate Organization), 9(b) (Title to Assets), 9(j) (Power, Authority and Enforceability), 10(a) (Corporate Organization), and 10(b) (Power, Authority and Enforceability) shall survive indefinitely (the “Fundamental Representations”), (ii) the representations and warranties set forth in Sections 9(o) (Tax Matters) and 9(p) (ERISA) shall survive until 30 days following the expiration of the applicable statute of limitations, and (iii) the representations and warranties set forth in 9(d) (Environmental Matters) shall survive until the second anniversary of the Closing Date (such time periods are referred to as the “Survival Period”). The parties hereto specifically intend that the statutory statutes of limitations of Legal Requirements applicable to each of the representations and warranties be superseded and replaced by the relevant Survival Period.
(2) All of the covenants or other agreements of the parties contained in this Agreement shall survive in perpetuity, unless and to the extent that such covenant or agreement is limited by a specific period of time expressly set forth therein or non-compliance with such covenant or agreement is waived in writing by the party entitled to such performance.
(b) Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its directors, officers, directors, agents and Affiliates from and against any and all Losses that they may suffer, incur or sustain arising out of or in connection with:
(1) any breach of representation or warranty of Seller in this Agreement or in connection with any certificate or instrument delivered in connection herewith;
(2) any breach of covenant or agreement on the part of Seller under this Agreement or in connection with any certificate or instrument delivered in connection herewith;
(3) any Legal Proceeding arising from Seller’s ownership and use of the Assets, responsibility for Liabilities and operation of the Branches or from the Premises prior to the Effective Time;
(4) the commencement of any Insolvency Proceeding with respect to Seller or any claim relating to fraudulent transfers or conveyance regarding the Assets; or
(5) the Excluded Liabilities, the Excluded Deposits, and/or Seller’s assets that are not Assets.
(c) Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller and its respective employees, officers, directors, agents and Affiliates from and against and Losses that they may suffer, incur or sustain arising out of or in connection with:
(1) any breach of representation or warranty of Buyer in this Agreement or in any certificate or instrument delivered in connection herewith;
(2) any breach of covenant or agreement on the part of Buyer under this Agreement or in any certificate or instrument delivered in connection herewith; or

(3) any Legal Proceeding arising from Buyer’s ownership or use of the Assets, responsibilities for Liabilities or operation of the Branches, all after the Effective Time.
(d) Indemnification Procedures.
(1) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnifying Party, which notice shall include a reasonable description of the basis for the claim, and shall be paid within ten Business Days of the receipt of such notice.
(2) In the event that any Legal Proceedings shall be instituted or that any Third Party Claim is asserted, the Indemnified Party shall as soon as reasonably practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge, which is covered by this Section 17 to be forwarded to the Indemnifying Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel and to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses for which indemnification is sought hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses for which indemnification is sought hereunder, it shall within ten days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses for which indemnification is sought hereunder, or fails to notify the Indemnified Party of its election within the timeframe provided for herein, the Indemnified Party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable actual expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) upon the reasonable advice of counsel to the Indemnified Party a conflict or potential conflict exists between the interests of the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (iii) such claim is based upon an investigation, inquiry, or other proceeding by a Governmental Entity; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for the Indemnified Parties in connection with such Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.
(3) After any final judgment or award shall have been rendered by a governmental body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (including any bills, records or other documentation supporting such sums) by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice. Any indemnification of the Buyer pursuant to this Section 17 shall be effected by wire transfer of immediately available funds from Seller to an account designated in writing by the Buyer within five Business Days after the determination thereof.

(4) The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Loss and prejudice as a result of such failure or delay.
(e) Limitations on Indemnification with Respect to Representations and Warranties. Notwithstanding the foregoing, there shall be no liability for Seller or Buyer under this Section 17 in respect of breaches of representations and warranties (claims arising under subsection (b)(1) and subsection (c)(1)), unless the amount of Losses incurred by an Indemnified Party on account thereof exceeds $50,000.00 in the aggregate (the “Deductible Amount”), and then only for those Losses in excess of the Deductible Amount. An Indemnifying Parties’ liability to an Indemnified Party (and to all other Indemnified Parties, jointly and severally, as a group) under this Section 17 in respect of breaches of representations and warranties (claims arising under subsection (b)(1) and subsection (c)(1)) shall be limited to $350,000 (the “Indemnification Cap”). Notwithstanding the foregoing under this Section 17(e), no Deductible Amount will be required to be met and there will be no Indemnification Cap for any Losses related to a breach of a Fundamental Representation.
(f) Exclusive Remedy. After the Closing, the parties’ sole and exclusive recourse against each other, and any obligation to an Indemnified Party, for any Losses arising out of or relating to this Agreement and the transactions contemplated hereby (including any claims or causes of action arising from or under any statute or the common law) shall be expressly limited to this Section 17, and the parties hereby waive all rights and remedies not set forth in this Section 17.
18. Taxes. Seller shall be solely responsible for all of Seller’s federal, foreign, state and local income, sales, use, excise and other Taxes applicable to its business and to the Assets and all Taxes resulting or arising from its payroll arising prior to the Closing with such Taxes computed as if such taxable period ended as of the close of business on the Closing Date. Any filing, bulk sale, recordation, or similar Taxes that are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement shall be borne by the Buyer. Notwithstanding the foregoing, (a) general real estate Taxes and installments of special assessments due and payable with respect to the Branches in the calendar year 2010 and all prior years will be paid by Seller, and (b) general real estate Taxes and installments of special assessments due and payable for calendar year 2011 shall be allocated between Seller and Buyer as of the Closing Date where Seller’s share shall be calculated based on a fraction, the numerator of which is the number of calendar days in 2011 prior to Closing and the denominator is 365. Solely for purposes of this Section 18, real estate Taxes and installments of special assessments shall be deemed to be “due and payable” in the first calendar year in which such payment can be made without incurring interest or penalties for late payment.

19. No Partnership or Joint Venture. No activity of Buyer or Seller before, on or after the Closing shall state or imply that Seller and Buyer are in any way involved as partners, joint venturers or otherwise.
20. Further Assurances. Except as specifically provided in this Agreement, Seller shall assist Buyer in the ordinary transition of the operations of the Branches and, from time to time, Buyer or Seller, as the case may be, shall cause to be executed and delivered to the other party all such other instruments and shall take or cause to be taken such further or other action as may reasonably and in good faith be deemed by the other party to be necessary or desirable in order to further assure the performance by Buyer or Seller, as the case may be, of any of their respective obligations under this Agreement.
21. Amendment; Waiver. The terms, provisions, and conditions of this Agreement may not be changed, modified or amended in any manner except in a writing executed by both parties. The waiver of any breach of any provision of this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach of this Agreement and no such waiver shall be effective unless in writing signed by the party granting such waiver.
22. Termination of Agreement. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time before the Closing as follows:
(a) Mutual Agreement. By mutual written consent of Seller and Buyer;
(b) Legal Proceeding. By either Seller or Buyer in the event of a Legal Proceeding that would prohibit the terminating party from consummating the transactions contemplated hereby under the standard set forth in Section 7(5) or 8(5), as applicable;
(c) Representation, Warranty, Covenant or Other Agreement. By either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event of a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement that is not cured or cannot be cured within 30 days after written notice of such termination has been delivered to the breaching party and that, in the case of a breach of representation or warranty, would if occurring or continuing on the Closing Date, permit the terminating party not to consummate the transactions contemplated hereby under the standard set forth in Section 7(3)or 8(3), as applicable; provided, that termination pursuant to this Section 22(c) shall not relieve the breaching party of liability for Losses arising out of or related to such breach;
(d) After Specified Date. By either Seller or Buyer, if the Closing does not occur (other than through the failure of any party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) on or before December 31, 2011, or such later date mutually agreed upon by the parties in writing; provided, however, that such termination date shall automatically be extended until February 29, 2012, if the impediment to Closing is based upon (i) a delay in the receipt of the Regulatory Approvals required by this Agreement, or (ii) an inability to complete the data processing conversion due to circumstances outside the control of Buyer and Seller;

(e) Failure of Regulatory Approval. By Buyer or Seller (1) immediately upon receipt of notice that any Regulatory Approval has been denied; or (2) if Buyer has been requested to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated; provided, however, that Buyer or Seller shall have no right to terminate this Agreement pursuant to this Section 22(e)(2) if such request for withdrawal is due to such party’s failure to perform the covenants and agreements of such party set forth herein; or
(f) Insolvency Proceeding. By Seller or Buyer, if an Insolvency Proceeding shall have been commenced with respect to Seller or Buyer, as the case may be. Either party shall provide the other with advance written notice in the event a party intends to commence an Insolvency Proceeding and shall provide the other party with written notice as soon as such party learns of any third party’s intention to do so.
23. Responsibilities Upon Termination. Each party’s right of termination under Section 22 is in addition to any other rights it may have under this Agreement or otherwise. Upon termination of this Agreement, each party shall bear its own costs and expenses, and none of the parties hereto shall have any liability or further obligation hereunder to any other party, except for the obligations in Section 34, which shall continue to survive and except that nothing herein will relieve or release any party from liability at law or in equity and damages that flow therefrom for any fraud, willful misconduct or breach of this Agreement.
24. Entire Agreement. This Agreement, including all exhibits and schedules of this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply, except that, upon consummation of the transactions contemplated hereby, Buyer’s confidentiality obligation under such confidentiality agreement shall terminate with respect to that portion of the confidential information relating to the Branches, Assets and Liabilities.

25. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be given by facsimile, electronic transmission or by registered or certified mail return receipt requested to the other party as follows:

if to the Buyer:	Personal & Confidential Croghan Colonial Bank
323 Croghan Street
Fremont, Ohio 43420
Attn: Rick Robertson, President and CEO
Tel: (419) 355-2232
Fax: (419) 355-2293

with a copy to:	Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43604
Attn: Martin D. Werner, Esq.
Tel: (419) 241-9000
Fax: (419) 241-6894

if to the Seller:	Personal & Confidential
The Home Savings and Loan Company of Youngstown, Ohio
275 West Federal Street
Youngstown, Ohio 44503-1203
Attn: General Counsel
Tel: (330) 742-0572
Fax: (812) 461-5959

with a copy to:	Vorys, Sater, Seymour and Pease LLP
221 East Fourth Street
2000 Atrium Two
Cincinnati, Ohio 45202
Attn: Kimberly J. Schaefer, Esq.
Tel: (513) 723-4068
Fax: (513) 852-7892
or to such other address or to such other Person any party may designate in a writing given to the other party as provided herein.
26. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of law provisions thereof, and applicable federal laws of the United States. Any claim or action brought under or based on this Agreement shall be brought in any state or federal court having jurisdiction over Mahoning County, Ohio and the parties hereby consent to jurisdiction of same.
27. Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

28. Parties in Interest; Third Party Beneficiaries. This Agreement shall be binding upon and will inure solely to the benefit of the parties hereto, and to their respective successors and permitted assigns. Except as provided in Section 17, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies under or by reason of this Agreement or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.
29. Expenses and Brokers. Except as otherwise expressly provided for herein, the parties hereto agree that each shall pay its respective costs and expenses of performance of and compliance with the covenants, conditions, and agreements to be performed or complied with by it hereunder. Buyer and Seller will each be responsible for their respective data processing conversion and de-conversion charges, if any, that may be assessed by their respective data processing vendors.
30. Specific Performance. The parties agree that irreparable damage would occur in the event that provisions contained in this Agreement are not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate this Agreement subject to the terms of this Agreement) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity or under this Agreement.
31. Assignability. Neither Buyer nor Seller may assign any of their rights, liabilities or obligations under the Agreement without the prior written consent of the other party to this Agreement, provided that Buyer may assign its rights, liabilities and obligations under the Agreement to any one of its Affiliates. Any purported assignment in contravention of this Section 31 shall be void.
32. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. If Buyer and Seller so elect, this Agreement shall be deemed to be executed at such time as all parties exchange duly executed signature pages via facsimile or other electronic transmission, provided that each party shall thereafter mail to the other party an original of this Agreement bearing such party’s signature.
33. Press Releases. Prior to the Closing Date, neither Buyer, Seller nor any of their respective Affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller each agree that, without the other party’s prior written consent, neither Buyer, Seller nor any of their respective Affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person. Notwithstanding the foregoing, each party may make such public disclosure as, upon advice of its counsel and with as much prior notice to the other party as reasonably practicable, may be required by Legal Requirement or as necessary to obtain the Regulatory Approvals or to comply with the federal securities laws. Buyer and Seller have agreed upon the form and substance of their press releases to be issued by them announcing the execution of this Agreement and the purchase and sale of the Branches contemplated hereby, which shall be issued promptly (at such time as shall be mutually agreeable by the parties) and simultaneously following the execution and delivery of this Agreement.

34. Confidentiality. All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and Buyer’s due diligence examination of Seller shall be deemed to be proprietary and confidential information of the disclosing party. The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, upon the advice of its counsel, as may be required by Legal Requirements or as necessary to obtain the Regulatory Approvals or to comply with the federal securities laws as necessary, or as otherwise contemplated in this Agreement or the exhibits and schedules hereto. In connection with any such disclosure, the disclosing party shall give the other party as much prior notice to the other party as is reasonably practicable. Regardless of whether Closing occurs hereunder, each party agrees that it shall not use or disclose, and shall cause its Affiliates not to use or disclose the proprietary or confidential information of the other party for any purpose, including the solicitation of customers or business of the other party, for a period of two years.
35. Disclosure Schedules. Simultaneously with the execution of this Agreement, Buyer is delivering to Seller the Buyer Disclosure Schedule and Seller is delivering to Buyer the Seller Disclosure Schedule, each with numbered sections corresponding to sections in this Agreement. Any matter disclosed in any section of a Disclosure Schedule shall be deemed disclosed in all other sections of the applicable Disclosure Schedule to the extent that such disclosure is reasonably apparent to be applicable to such other sections, notwithstanding the reference to a particular section or subsection. The inclusion of any information in a Disclosure Schedule shall not be deemed an admission or acknowledgement by the disclosing party that such information is required to be set forth therein or that such information is material or that such information constitutes or would reasonably be expected to constitute a Material Adverse Effect.
36. Jury Waiver. SELLER AND BUYER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE LOANS, THE LOAN DOCUMENTS OR THE PROPERTY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.
37. Severability. If any provision of this Agreement, as applied to any party or circumstance shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.
[Signature page follows.]

The parties have caused this Agreement to be executed on their behalf by duly authorized officers.

THE CROGHAN COLONIAL BANK, as Buyer

By:

	Name:	Rick M. Robertson
	Title:	President and CEO

THE HOME SAVINGS AND LOAN
COMPANY OF YOUNGSTOWN, OHIO,
as Seller

By:

	Name: Title:	Jude J. Nohra Senior Vice President, General Counsel and Secretary

-SP-

ANNEX I
Definitions
“Accrued Interest” shall mean, as of any date, with respect to (a) the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued but not paid, credited, or charged to the Deposit Liabilities, all as set forth in Seller’s general ledger and (b) in the case of the Assigned Loans, the interest, fees, costs, premiums, consignment fees and other charges that have been accrued or charged, but not collected on the Assigned Loans.
“Accrued Liabilities” has the meaning set forth in Section Error! Reference source not found.
“ACH” has the meaning set forth in Section 14(e).
“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 14(e).
“Additional Loan Information” has the meaning set forth in Section 13(h).
“Additional Assigned Loans” means any consumer loan originated after June 30, 2011 through the fifth Business Day prior to the Closing Date that Buyer, in its sole discretion, shall have the exclusive right and option to purchase from Seller pursuant to Section 13(h).
“Adjusted Payment Amount” means as of the Closing Date (x) the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities, minus (y) the Purchase Price, each as set forth on the Final Closing Statement. For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.
“Adjustment Date” has the meaning set forth in Section 3(b)(2).
“Affiliate” means any Person or entity that controls, is controlled by or is under common control with Seller or Buyer, as the case may be.
“Affiliated Person” shall mean a director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater stockholder, general partner or 10% or greater trust beneficiary
“Agreement” has the meaning set forth in the preamble.
“Applicable Environmental Laws” shall mean any Legal Requirement pertaining to Hazardous Substances, pollution, contamination, human and worker health and safety, greenhouse gases/climate change, and otherwise regarding the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601, et seq.; the Resource Conservation and Recovery Act, as amended 42 U.S.C. §§6901, et seq.; the Clean Water Act, 33 U.S.C. §§1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f-300j; the Occupational Safety and Health Administration Act of 1970 (29 U.S.C. 651 et seq., the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; and the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.
“Assets” has the meaning set forth in Section 1.

“Assigned Contracts” has the meaning set forth in Section 1(a)(6).
“Assigned Loans” means, collectively, the loans and lines of credit that are listed in Schedule 1(a)(5), plus any Additional Assigned Loans as may be added to Schedule 1(a)(5) pursuant to Section 13(h). On or prior to the Closing Date, Buyer may elect to delete any asset from the definition of Assigned Loans, in its sole and absolute discretion, up to five Business Days prior to Closing.
“Assignment” has the meaning set forth in Section 6(c)(2)(C).
“Assignment and Assumption Agreement” has the meaning set forth in Section 6(a)(7).
“ATMs” shall mean those full service and cash dispensing automated teller machines identified in Schedule X-1 of this Agreement.
“Branch” or “Branches” shall mean Seller’s branch banking offices listed in Schedule X-2 of this Agreement.
“Burdensome Regulatory Condition” shall mean any condition or restriction set forth in a Regulatory Approval that would reasonably be expected to materially adversely affect the party receiving such approval.
“Business Day” shall mean any day other than a Saturday or Sunday or any other day on which banks in the State of Ohio are not permitted to be open.
“Buyer” has the meaning set forth in the preamble.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.
“Cash on Hand” has the meaning set forth in Section 1(a)(3).
“Closing” has the meaning set forth in Section 5(a).
“Closing Date” has the meaning set forth in Section 5(a).
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Conditions Precedent” means the conditions that must be satisfied by Buyer before Seller is obligated to close under this Agreement pursuant to Section 7, and the conditions that must be satisfied by Seller before Buyer is obligated to close under this Agreement pursuant to Section 8.
“Consents” has the meaning set forth in Section 9(k)(3).
“Core Deposits” shall mean all deposits held at the Branches, excluding (i) public funds, (ii) brokered deposits, (iii) out-of-market CDs and (iv) CDs over $250,000.00.

“Data Processing Conversion Date” has the meaning set forth in Section 5(c).
“Deductible Amount” has the meaning set forth in Section 17(e).
“Deposit Liabilities” or “Deposit Liability” shall mean Seller’s obligations and liabilities relating to Seller’s deposit accounts at the Branches that are listed on Schedule 2(a)(1) and that are opened on behalf of a customer between the date of this Agreement and the close of business on the Closing Date that are added to Schedule 2(a)(1), together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.
“Deposit Premium” shall mean the product of four percent (4.0%) of the average daily dollar amount of Core Deposits during the 30-day period ending on the fifth Business Day preceding the Closing Date; provided, however, that in no event shall the Deposit Premium exceed $4,600,000.
“Disputed Amount” has the meaning set forth in Section 3(b)(3)(C).
“Disputed Items” has the meaning set forth in Section 3(b)(3)(A).
“Draft Closing Statement” means a draft closing statement substantially in the form attached hereto as Exhibit C, prepared by Seller, as of the close of business on the fifth Business Day preceding the Closing Date, setting forth an estimated calculation of the Estimated Purchase Price and the Estimated Payment Amount as reasonably mutually agreed upon by Seller and Buyer.
“Effective Time” has the meaning set forth in Section 1(a).
“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, severance, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employment, consulting, employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) related thereto (i) that is or was maintained or contributed to by Seller or any entity or trade or business (whether or not incorporated) that together with Seller is treated as a single employer under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (each an “ERISA Affiliate”), or (ii) with respect to which Seller or any of its ERISA Affiliates has or may have any liability or liabilities, and/or (iii) provides benefits, or describes policies or procedures applicable to any current or former employee, officer, director, consultant, service provider or contractor of Seller or an ERISA Affiliate, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.
“ESA” shall mean an environmental site assessment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account Balances” means the account balances of all escrow accounts transferred as part of the Assigned Loans.
“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposit Liabilities, Accrued Liabilities, if any, and Taxes Buyer is responsible for paying under Section 2(a)(6) minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably mutually agreed by Seller and Buyer prior to Closing. For avoidance of doubt, the Estimated Payment Amount may be a negative amount.
“Estimated Purchase Price” shall mean the estimate of the Purchase Price for purposes of, and as set forth on the Draft Closing Statement as reasonably and mutually agreed upon by Buyer and Seller prior to Closing.
“Excluded Deposits” shall mean all of Seller’s obligations and liabilities relating to Seller’s deposit accounts at the Branches that are (a) Excluded IRAs or (b) subject to any order, agreement or encumbrance that materially restricts the payment of funds from such accounts at Branches.
“Excluded Employees” has the meaning set forth in Section 14(m).
“Excluded IRA” shall mean an IRA that if, pursuant to the terms of the documentation governing any such IRA or applicable Legal Requirement, (a) Seller is not permitted to appoint Buyer as successor trustee or custodian, or the IRA grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer, or (b) such IRA includes assets that are not deposit accounts subject to transfer to Buyer and that would result in a loss of qualification of such IRA under the Code or applicable IRS regulations upon transfer to Buyer.
“Excluded Liabilities” has the meaning set forth in Section 2(b).
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Funds Rate” shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal from the Closing Date adjusted as such average may increase or decrease during the period between the Closing Date and the date of the applicable payment.
“FedWire Direct Deposit Cut-Off Date” has the meaning set forth in Section 14(e).
“Final Allocation Determination” has the meaning set forth in Section 3(c)(2).
“Final Closing Statement” means a final closing statement, prepared by Seller, on or before the 30th day following the Closing Date setting forth the Purchase Price and each component thereof, and the Adjusted Payment Amount and each component thereof.
“Firm” has the meaning set forth in Section 3(b)(3)(C).
“Firm Determination” has the meaning set forth in Section 3(b)(3)(C).
“Firm Expenses” has the meaning set forth in Section 3(b)(3)(C).

“Fundamental Representations” has the meaning set forth in Section 17(a)(1).
“GAAP” means generally accepted accounting principles in the United States of America from time to time, consistently applied.
“Government Authorization” means any consent, license, franchise registration, certification, certificate of public convenience, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Government Entity or to any Legal Requirement.
“Governmental Entity” means any government or governmental regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hazardous Substance or Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation’s Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes that are or become regulated under any applicable Legal Requirement. Hazardous Substances shall include, but not be limited to: (i) petroleum, and fractions thereof, including but not limited to, gasoline and diesel, additives and components thereof, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos and asbestos containing materials; (iii) mold, (iv) radionuclides or radioactive materials and substances, (v) medical waste, (iii) polychlorinated biphenyls (PCBs); (iv) substances designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1321 or pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317; (v) defined as a “hazardous waste”, “universal waste,” and other forms of waste pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6903, as amended; (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (vii) included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; or (viii) listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.
“Hired Employee” has the meaning set forth in Section 14(m).
“Indemnification Cap” has the meaning set forth in Section 17(e).
“Indemnified Party” means, with respect to a particular matter, a Person who is requesting indemnification from another party hereto pursuant to Section 17.
“Indemnifying Party” means, with respect to a particular matter, a Person who is being asked to provide indemnification under Section 17 to another party.
“Insolvency Proceeding” means a voluntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors or similar proceeding.
“Insured Exception” has the meaning set forth in Section 14(p).

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code. An IRA shall be a Deposit Liability to the extent it is not an Excluded IRA.
“Knowledge” means, with respect to Buyer and Seller, the actual knowledge of any of Buyer’s or Seller’s, as applicable, officers involved in the negotiation of this Agreement and that are listed in Schedule X-3 of this Agreement.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings (public or private) or claims (including counterclaims) by or before a Governmental Entity, including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature.
“Legal Requirement” means any federal, state, or local law, constitution, ordinance, code, rule of common law, regulation, statute or treaty, as in effect as of or prior to the date of this Agreement that is applicable to Seller’s operation of its business, or Seller’s use or ownership of the Assets, at the Branches.
“Liabilities” has the meaning set forth in Section 2.
“Lien” shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any nature whatsoever and of any kind or description, that, in each case, do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or that otherwise do not materially impair the business operations at such properties.
“Loan Documents” has the meaning set forth in Section 9(e)(2).
“Loan Files” has the meaning set forth in Section 9(e)(2).
“Loss” or “Losses” means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and reasonable expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in Section 17, less the amount of any amount actually recovered under insurance policies (net of all third party costs and expenses incurred in pursuing any such insurance recovery, including, but not limited to, those relating to deductibles and actual premium adjustments directly resulting from such damage, loss, liability or expense) or third party indemnification obligations or other actual recovery directly related to such losses.
“Material Adverse Effect” shall mean (a) with respect to Seller, any circumstance, event, development, change in or effect that is materially adverse to the business, financial condition or results of operations of the business represented by the Branches, or the Assets and Liabilities, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any adverse change, event, development or effect arising from or relating to the public announcement of this Agreement or the other agreements contemplated hereby, including the impact thereof on customers and employees, and (b) with respect to Buyer, a material adverse effect on the ability of Buyer to perform any of its financial or other obligations under this Agreement, including the ability of Buyer to timely consummate the transactions as contemplated by this Agreement.

“Net Book Value” of any Asset or Liability as of any date or time shall mean the carrying value of such Asset or Liability, net of any applicable depreciation or amortization, as reflected on the books of Seller in accordance with GAAP and pursuant to the accounting policies and practices of the Seller, consistently applied, as of such date and time.
“Notice of Allocation Disagreement” has the meaning set forth in Section 3(c)(2)(A).
“Notice of Disagreement” has the meaning set forth in Section 3(b)(3)(A).
“Obligor” has the meaning set forth in Section 9(e)(3).
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.
“Permitted Liens” shall mean (i) Liens for Taxes, assessments, charges or levies of a Governmental Entity not yet due and payable, incurred in the ordinary course of business and that are not material, individually or in the aggregate, to the overall value of any Asset to which such Lien(s) attach; (ii) mechanics’, builders’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carriers’ or other like Liens (including Liens created by operation of law) for amounts not delinquent or which are being contested in good faith by appropriate proceedings and are identified as such in Schedule X-4 of this Agreement; (iii) zoning, entitlement, building, planning, land use and environmental restrictions or regulations and other Legal Requirements; (iv) such other imperfections in title, easements, charges, restrictions and Liens which do not materially detract from, materially diminish the value of or materially interfere with the present use of the affected property and are identified as such in Schedule X-4 of this Agreement; and (v) Liens consented to by Buyer.
“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, association, unincorporated organization, Government Entity or other entity.
“Personal Property” has the meaning set forth in Section 1(a)(2).
“POS” has the meaning set forth in Section 14(i).
“Premises” has the meaning set forth in Section 1(a)(1).
“Prepaid Expenses” has the meaning set forth in Section 1(a)(4).
“Proposed Allocation Statement” has the meaning set forth in Section 3(c)(1).
“Purchase Price” has the meaning set forth in Section 3(a).

“REC” or “Recognized Environmental Condition” means the presence or likely presence of any hazardous substances or petroleum products on a property under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances or petroleum products into structures on the property or into the ground, groundwater, or surface water of the property. The term REC is not intended to include de minimis conditions that generally do not present a material risk of harm to public health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.
“Records” means all original notes, instruments, guaranties and pledges associated with the Assigned Loans and all other original (or duplicates to the extent not available) records, documents, account cards, books, reports, tapes, files, title policies, or where reasonable and appropriate copies thereof (for each case whether or not in electronic form), in Seller’s possession or otherwise reasonably available that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches, the Assets, the Liabilities, or the Deposits Liabilities, including all such records maintained to comply with any Legal Requirement to which the Deposits Liabilities are subject, including but not limited to applicable unclaimed property and escheat laws; provided, however, it is understood and agreed that Seller shall be permitted to retain such books and records that contain information exclusively relating to other assets and liabilities not constituting Assets and Assumed Liabilities; provided further that in any such case Seller shall provide to Buyer such portions or copies of such records as are (i) reasonably necessary to vest in Buyer title to any of the Assets or for the enforcement of Buyer’s rights, title or interest in the Assets or the Liabilities or (ii) reasonably necessary and material to Buyer’s conduct of the business of the Branches after the Closing.
“Regulatory Approvals” has the meaning set forth in Section 9(k)(2).
“Required Consents” has the meaning set forth in Section 9(k)(3).
“Restricted Customer” has the meaning set forth in Section 13(e).
“Safe Deposit Agreements” means any and all agreements relating to safe deposit boxes at the Branches transferred to Buyer under this Agreement.
“Seller” has the meaning set forth in the preamble.
“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Seller Disputed Items” has the meaning set forth in Section 3(c)(2)(A).
“Survival Period” has the meaning set forth in Section 17(a)(1).
“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity (whether disputed or not), including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information related to Seller’s ownership of the Assets or operation of the Branches filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party Claim” means any Legal Proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties hereto.
“Title Commitment” has the meaning set forth in Section 14(p).
“Title Company” has the meaning set forth in Section 14(p).
“Title Objections” has the meaning set forth in Section 14(p).
“Transfer Date” has the meaning set forth in Section 14(m).
“UCC-3s” has the meaning set forth in Section 6(c)(2)(D).
“Unfunded Advances” shall mean an advance requested under an Assigned Loan on or prior to the Effective Time pursuant to the terms and provisions of such Assigned Loan that Seller is not obligated to fund until after the Effective Time.
“Unresolved Allocation Changes” has the meaning set forth in Section 3(c)(2)(C).
“Unresolved Changes” has the meaning set forth in Section 3(b)(3)(C).
“WARN” has the meaning set forth in Section 14(m)(5).